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                                                                                                   EXHIBIT 12.1

                                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                        For the Six Months
                                                                                          Ended June 30,
                                                                                  -------------------------------
Millions of dollars                                                                    2002                 2001
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
Earnings from continuing operations                                                   $ 135                $ 527
Provision for income taxes                                                              135                  370
Minority Interests                                                                        4                   30
Distributions (less than) greater than earnings from equity investments                  (0)                  31
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         Earnings subtotal (a)                                                          274                  958
Fixed charges included in earnings:
   Interest expense                                                                      94                   97
   Distribution on convertible preferred securities                                      16                   16
   Interest portion of rentals (b)                                                       10                   10
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         Fixed charges subtotal                                                         120                  123
Earnings from continuing operations
   available before fixed charges                                                     $ 394               $1,081
=================================================================================================================
Fixed charges:
   Fixed charges included in earnings                                                 $ 120                $ 123
   Capitalized interest                                                                  19                   11
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         Total fixed charges                                                          $ 139                $ 134
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Ratio of earnings from operations
   to fixed charges                                                                     2.8                  8.1
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
(a)  Includes pre-tax Impairment of:                                                     21                    -

The ratio of earnings, excluding impairment, to fixed charges would be:                 3.0                  8.1

(b)  Calculated as one-third of operating rental expense.
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